[GRAPHIC OMITTED]	NEWS RELEASE

FOR IMMEDIATE RELEASE

For additional information, contact:
Thomas F. Kissinger
(414) 905-1390

THE MARCUS CORPORATION DECLARES SPECIAL CASH DIVIDEND,
INCREASES REGULAR QUARTERLY DIVIDEND AND REAFFIRMS
COMMITMENT TO FUTURE GROWTH

Milwaukee, Wis., January 17, 2006…..The Marcus Corporation (NYSE:MCS) today announced that its Board of Directors has approved a special cash dividend of $7.00 per share, payable on February 24, 2006 to all shareholders of record on February 3, 2006. The Board also increased the company’s regular quarterly cash dividend by 36% to $.075 per share of common stock, from the current quarterly rate of $0.055 per share. The first regular quarterly dividend at the increased rate is payable on February 23, 2006 to shareholders of record on February 3, 2006.

The Board of Directors also declared a regular quarterly dividend of $0.06818 per share on the company’s Class B common stock. The dividend on the Class B common stock, which is not publicly traded, also will be paid February 23, 2006 to shareholders of record on February 3, 2006.

“As we studied the various options for the use of the proceeds from the September 2004 sale of our limited-service lodging division, our priorities were to invest in the future growth of our two remaining businesses and consider other uses of the funds, including returns of capital to shareholders. We believe today’s Board actions are an important step toward achieving those objectives,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

“The special dividend returns to our shareholders approximately $213 million in proceeds resulting from the sale of the limited-service lodging division. This was a significant event that confirmed the underlying value of our real estate and our philosophy of managing for the long term. We felt it was appropriate to return some of the value we had created in this business to our long-term shareholders, and to provide them with added liquidity for their investment. The increase in the regular quarterly dividend rate reflects our confidence in the long-term performance and growth potential of The Marcus Corporation, provides additional stability to our shareholder return and emphasizes our commitment to increasing long-term shareholder value,” said Marcus.

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Marcus noted that the company had total cash and cash equivalents of approximately $274 million as of November 24, 2005, the end of its most recently reported fiscal quarter. “After the special cash dividend, we will still have a significant cash balance remaining on our balance sheet, in addition to substantial borrowing capacity. We remain committed to investing in our two divisions, Marcus Theatres® and Marcus Hotels and Resorts, and will continue to explore additional opportunities to create value for our shareholders. Our hotels and resorts division recently purchased a hotel in Milwaukee, Wisconsin, and opened a hotel in Chicago, Illinois, and has two major projects under construction in Las Vegas, Nevada, and Oklahoma City, Oklahoma. We are also pursuing a significant number of new growth opportunities in this division, as well as investing in our existing hotels in order to maintain and enhance the value of those properties. Our theatre division is currently preparing plans for additional new locations on previously purchased land and screen additions at existing locations. We believe that with our two successful divisions, defined long-term growth strategies and an extremely strong balance sheet, we are well positioned for the future,” he said.

The company said it has received a private letter ruling from the Internal Revenue Service which provides that the special dividend will be generally taxable to non-corporate shareholders as a capital gain. Shareholders are encouraged to consult with their own tax and financial advisors regarding the treatment and implications of this special dividend on their particular tax situation.

The Marcus Corporation had approximately 30.4 million shares outstanding at the end of its fiscal 2006 second quarter.

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres, owns or manages 504 screens at 45 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 12 hotels and resorts in Wisconsin, California, Minnesota, Missouri, Texas and Illinois and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this Press Release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and preopening and start-up costs

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due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities; and (9) our decisions regarding the use of the remaining proceeds received from the sale of our limited-service lodging division. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this Press Release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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